PETROTEQ ANNOUNCES NEW CFO

Sherman Oaks, California - November 30, 2021 - Petroteq Energy Inc. ("Petroteq" or the "Company") (TSXV:PQE; OTC:PQEFF; FSE:PQCF), an oil company focused on the development and implementation of its proprietary oil-extraction and remediation technologies, thanks its Chief Operation Officer, George Stapleton on his last day. During his tenure (since August 2020) the Company increased its Asphalt Ridge lease holdings and completed technical enhancements to the production operation facilities.

Chief Technology Officer, Vladimir Podlipskiy, will handle the operations activity, the development of new facilities, and the emphasis on deploying the soil remediation benefits of the company's unique eco-friendly technology.

The Company is grateful for all of Mr. Stapleton's efforts and commitment to the Company and wishes him well in his future endeavors.

About Petroteq Energy Inc.

Petroteq is a clean technology company focused on the development, implementation and licensing of a patented, environmentally safe and sustainable technology for the extraction and reclamation of heavy oil and bitumen from oil sands and mineable oil deposits. The versatile technology can be applied to both water-wet deposits and oil-wet deposits - outputting high-quality oil and clean sand.

Petroteq believes that its technology can produce a relatively sweet heavy crude oil from deposits of oil sands at Asphalt Ridge without requiring the use of water, and therefore without generating wastewater which would otherwise require the use of other treatment or disposal facilities which could be harmful to the environment. Petroteq's process is intended to be a more environmentally friendly extraction technology that leaves clean residual sand that can be sold or returned to the environment, without the use of tailings ponds or further remediation.

For more information, visit www.Petroteq.energy.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

CONTACT INFORMATION

Petroteq Energy Inc.

R.G. Bailey

Interim Chief Executive Officer

Tel: (800) 979-1897